Exhibit 99.1

Contact:         Denise Barr
SVP/Marketing Strategist
(360) 903-8250

Charmaine Lightheart named EVP/Chief Retail and Digital Engagement Officer

Vancouver, WA – January 9, 2025 – Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) is pleased to announce that Charmaine Lightheart has been named EVP/Chief Retail and Digital Engagement Officer for Riverview Bank. Charmaine has spent nearly 20 years at all levels of banking, where she has served as a branch manager and leader of treasury management working her way to Regional Manager, Senior Vice President, and Director roles.  Charmaine has built her career at First Independent Bank, Sterling Bank, Heritage Bank and most recently, two years at Riverview Bank as Senior Vice President, Director of Retail Services.

“We are thrilled to name Charmaine to Executive Vice President, recognizing her exceptional leadership and commitment to fostering innovation in retail banking and client services. Her vision and dedication to employees and clients are paramount in deepening relationships and making a meaningful difference in the communities we serve,” said Nicole Sherman, CEO/President of Riverview Bank.

Outside of her professional career, Charmaine is committed to her community. She is actively involved in her children’s school within the Camas School District. She has served on various community steering committees and boards.  Charmaine currently serves on the Board of Directors for NW Furniture Bank, contributing her strategic insight to drive organizational growth and direction.
Charmaine holds a Master of Business Administration Management and is a graduate of the Pacific Coast Banking School. Her leadership, commitment to building strong teams, and dedication to both professional and community success make her a respected figure in the banking industry.
“I am thrilled to embark on my new role as EVP/Chief Retail and Digital Engagement Officer at Riverview Bank, where I have the incredible opportunity to contribute to strengthening our vibrant community. With a passion for serving both employees and clients, I am committed to helping them thrive and achieve success. It’s a privilege to be part of a community -focused bank that is deeply committed to fostering growth and success for everyone it serves,” said Charmaine Lightheart.
Charmaine lives in Camas, Washington with her husband and two daughters. You can find the Lightheart family enjoying many aspects of their community and on the quest for the perfect pizza.

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About the Company
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.55 billion on September 30, 2024, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest-quality service and financial products to commercial, business, and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 11 years, Riverview has been named Best Bank by the readers of The Columbian.
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.